Exhibit 10.6

TRANSITION SERVICES AGREEMENT

among

FLEXTRONICS INTERNATIONAL USA, INC.

and

NEXTRACKER LLC

dated as of

February 1, 2022

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), is entered into on February 1, 2022 (the “Effective Date”) by and among Flextronics International USA, Inc., a California corporation (“Flex”); Nextracker LLC, a Delaware limited liability company (“Opco”); and, by delivery of a duly executed Joinder (as defined below) to Flex and Opco following the date hereof, Nextracker Inc., a Delaware corporation (“Newco”).

RECITALS

WHEREAS, Flex and Opco are parties to that certain Separation Agreement, dated as of February 1, 2021 (“Separation Agreement”); and

WHEREAS, as part of the transactions described in the Separation Agreement, Flex has agreed to provide or cause to be provided certain services to the Nextracker Group from and after the Effective Date from and after the Effective Time on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

CERTAIN DEFINED TERMS; CONSTRUCTION; PARTIES

Section 1.01 Certain Defined Terms.

Unless otherwise provided herein, the capitalized terms used herein shall have the meanings given to them in the Separation Agreement. In addition to the other terms defined else in this Agreement, for purposes of this Agreement, the following terms shall have the meaning set forth below:

“Recipient” shall mean, as applicable, any member of the Nextracker Group, to the extent any such entity is receiving Services pursuant to this Agreement.

Section 1.02 Interpretive Matters.

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” (x) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time, (xi) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1), (xii) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination and (xiii) if any payment required to be made hereunder is required to be made on a day that is not a Business Day, then, instead of such day, such payment shall be made on the immediately succeeding Business Day.

(b) The headings contained in this Agreement and in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

Section 1.03 Joinder of Newco. Following the Effective Date, within one Business Day of the acceptance of a certificate of incorporation by the Secretary of State of the State of Delaware, if filed, with respect to Newco, Flex shall cause Newco to execute and deliver to Flex and OpCo a joinder to this Agreement substantially in the form attached as Exhibit C to the Separation Agreement (a “Joinder”).

ARTICLE II

SERVICES

Section 2.01 Provision of Services.

(a) Term. The Term of this Agreement is defined in Section 4.01. Each of the Services set forth on Exhibit A shall be for the applicable service term therefore defined on Exhibit A (or, if no such term is set forth therein, for a period of six months following the Effective Date) (each, a “Service Term”) and automatically terminate at the end of such Service Term. Following each applicable Service Term, Recipient may request additional services from Flex and Flex may decide, in its sole discretion, whether to provide such services and any applicable pricing and terms for such services.

(b) Services. Subject to the terms and conditions of this Agreement, Flex agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on Exhibit A attached hereto (“Exhibit A”) to Recipient for the respective periods specified, and on the other terms and conditions set forth, in this Agreement including on Exhibit A.

(c) Omitted Services. After the date of this Agreement, if Recipient (i) identifies a service that Flex provided to Recipient prior to the Effective Date that Recipient reasonably needs in order for the Nextracker Business to continue to operate in substantially the same manner in which the Nextracker Business operated prior to the Effective Date, and such service was not included on Exhibit A; and (ii) provides written notice to Flex prior to the date that is three (3)

months following the Effective Date requesting such additional services, then Flex shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Omitted Services”); provided, however, that Flex shall not be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service or if the provision of such Omitted Service would significantly disrupt the operation of its businesses; and provided, further, that Flex shall not be required to provide any Omitted Service if Flex and Recipient, despite using good faith efforts, are unable to reach agreement on the terms thereof (including with respect to the amount to be paid by Recipient for such Omitted Service). Any Omitted Services that, along with the relevant terms therefor, are agreed upon by Flex and Recipient in writing shall be deemed part of this Agreement as of the date of such agreement, and such Omitted Services shall be deemed “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

(d) Additional Services. From time to time during the Term, the parties may identify additional services to be provided or made available to Recipient in accordance with the terms of this Agreement (any such services, the “Additional Services”). In such event, the parties will negotiate in good faith to create an amendment to Exhibit A for each Additional Service setting forth a description of the Additional Service; the time period during which the Additional Service will be provided; the charge, if any, for the Additional Service; and any other terms applicable thereto. The foregoing notwithstanding, Flex is under no obligation to agree to provide any Additional Services; for purposes of clarification, Omitted Services are not Additional Services.

(e) Excluded Services. It is not the intent of Flex to render, nor of Recipient to receive from Flex, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business or financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing of environmental matters. Recipient shall not rely on, or construe, any Service rendered by or on behalf of Flex as such professional advice or opinions or technical advice; and Recipient shall seek all third-party professional advice or opinions or technical advice as it may desire or need.

(f) Modification of Services. Without limiting the foregoing, the parties acknowledge that the scope or characteristics of the Services may change during the Term. If either party desires to modify the scope or characteristics of an existing Service, it shall notify the other party in writing of the requested modification, as well as the anticipated effects of the modification. The parties will discuss in good faith whether to implement the proposed modification; provided, however, that no modification will be implemented in the absence of written agreement between the parties to adopt the change by creating an amendment to Exhibit A.

(g) Vendor Contracts. To the extent that, Recipient will also require an agreement with any third party service provider used by Flex to provide Services during the Term, the parties agree to work together reasonably to obtain terms and conditions, including pricing terms, substantially similar to those received from such service providers by Flex.

(h) Transition. Recipient agrees to use reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services as promptly as practicable following the Effective Date, and, in any event, shall complete such transition prior to the end of the applicable Service Term.

(i) Ownership. This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property right allocated in any other Transaction Agreement. Neither party will gain, by virtue of this Agreement, any rights of ownership of any of the other party’s intellectual property rights. However, the parties may (but are not obligated to) agree in writing, on a case-by-case basis in advance of any development, in the event Flex wishes to assign ownership of any works of authorship or other materials developed pursuant to the Services.

Section 2.02 Standard of Service

(a) Flex represents, warrants and agrees that the Services shall be provided in good faith and in accordance with applicable law, and Flex shall perform the Services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of Flex to Recipient during the 12-month period prior to the Effective Date or, if not so previously provided to Recipient, then substantially similar to those which are applicable to similar services provided to Flex’s Affiliates or other business components. Subject to Section 2.03, Flex agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. Except as expressly set forth in this Section 2.02 or in any contract entered into hereunder, Flex makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Recipient acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Flex as an independent contractor.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall require Flex to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable law or any existing contract or agreement with a third party. If Flex is or becomes aware of any restriction on Flex by an existing contract with a third party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by Flex to Recipient, Flex shall use commercially reasonable efforts to promptly notify the Recipient of any such restriction.

Section 2.03 Third-Party Service Providers. It is understood and agreed that Flex may retain third-party service providers to provide some of the Services to Recipient. In addition, Flex shall have the right to engage other third-party subcontractors, including Flex Affiliates, to provide all or part of any Service hereunder. Flex shall be responsible for all payments to its third-party service providers and subcontractors during the Term, as applicable, unless Recipient agrees in writing under an addendum to Exhibit A to pay the third-party service providers or subcontractors directly for the applicable Service.

Section 2.04 Recipient Cooperation. In order to enable the provision of the Services by Flex, and only to the extent reasonably necessary to provide Services under this Agreement, Recipient agrees that it shall provide to Flex’s and its Affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to Flex, reasonable access to the facilities, personnel, assets and books and records of Recipient. Recipient shall timely provide to Flex, at no cost to Flex, access to such personnel, facilities, assets and information, books and records of Recipient, and provide timely decisions, approvals and acceptances, in each case as may be reasonably necessary to enable Flex to perform its obligations under this Agreement in a timely and efficient manner.

Section 2.05 Management and Conflict Resolution.

(a) Flex Manager. Flex will appoint an employee (the “Flex Manager”) to have overall responsibility during the Term for managing and coordinating the delivery of the Services and one of its employees responsible for managing each category of Service. The Flex Manager will be authorized to act for and on behalf of Flex with respect to all matters relating to this Agreement and each of the Flex sub-managers will be authorized to act for and on behalf of Flex with respect to the category of Service managed by such Flex sub-manager, and will coordinate and consult with the Recipient Manager (as defined in Section 2.05(b)) and their corresponding Recipient sub-managers. Flex may, at its discretion, designate other individuals to serve in these capacities during the term of this Agreement, provided that Flex shall inform Recipient of any such changes in writing in a timely manner.

(b) Recipient Manager. Recipient will appoint an employee (the “Recipient Manager”) to have overall responsibility during the Term for managing and coordinating the receipt of the Services and one of its employees responsible for managing each category of Service. The Recipient Manager will be authorized to act for and on behalf of Recipient with respect to all matters relating to this Agreement and each of the Recipient sub-managers will be authorized to act for and on behalf of Recipient with respect to the category of Service managed by such Recipient sub-manager, and will coordinate and consult with the Flex Manager and each of their corresponding Flex sub-managers. Recipient may, at its discretion, designate other individuals to serve in these capacities during the term of this Agreement, provided that Recipient shall inform Flex of any such changes in writing in a timely manner.

(c) Conflict Resolution.

(i) If during the Term Recipient determines that Flex has failed to perform its obligations for a particular Service, the Recipient Manager will notify the Flex Manager of the deficiency. Upon receipt of notice, the parties will promptly consider a corrective action plan in person, by teleconference or by telephone and will attempt in good faith to agree to a mutually acceptable corrective action plan. If the parties cannot agree upon a corrective action plan within fifteen (15) days of the original notice date, the issue will be escalated in accordance with Section 2.05(c)(ii) below.

(ii) If the issue is not resolved in accordance with Section 2.05(c)(i) above, the issue will promptly be elevated to senior management at the respective parties. The respective management representatives will promptly discuss the issue in person, by teleconference or by telephone and the parties will attempt in good faith to resolve the issue for a period of ten (10) days.

(iii) In the event that senior management representatives are unable to resolve a dispute as set forth in Section 2.05(c)(ii) above within ten (10) days, each party may enforce its rights under this Agreement, including the right to terminate this Agreement in accordance with Section 4.03 below.

(d) No Authorization to Amend Agreement. Except as otherwise expressly permitted in this Agreement, neither the Flex Manager nor the Recipient Manager shall have the authority to amend this Agreement or waive any of either party’s rights under this Agreement.

ARTICLE III

COMPENSATION

Section 3.01 Responsibility for Wages and Fees. Subject to the provisions of the Transaction Agreements, for such time as any employees of Flex or any of its Affiliates are providing the Services to Recipient under this Agreement, (i) such employees will remain employees of Flex or such Affiliate, as applicable, and shall not be deemed to be employees of Recipient for any purpose, and (ii) Flex or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, disability, and the withholding and payment of applicable taxes relating to such employment, and all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for any employees, agents, or contractors of Flex who perform the Services.

Section 3.02 Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, Recipient shall pay Flex the amount specified for each Service as reflected in Exhibit A or otherwise agreed to in writing between the parties (and, if no amount is so specified or otherwise agreed, then the applicable Service shall be provided to Recipient on an at-cost-to-Flex pricing basis), in addition to any reasonable and documented out-of-pocket expenses in the provision of any Service, including without limitation license fees and payments to third-party service providers or subcontractors (such expenses, collectively, “Out-of-Pocket Costs”). Recipient shall reimburse Flex for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 3.02(b). Unless the parties otherwise agree, amounts payable hereunder will be billed and paid in U.S. dollars. All charges based on a monthly or other time basis will be prorated based on actual days elapsed during the period of service.

(b) As more fully provided in Exhibit A and subject to the terms and conditions therein:

(i) Flex shall provide Recipient with monthly invoices (“Invoices”), which shall set forth in reasonable detail amounts payable under and in accordance with this Agreement; and

(ii) Payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Recipient from Flex.

Section 3.03 Extension of Services. The parties agree that Flex shall not be obligated to perform any Service after the end of the Term unless and to the extent the parties agree to any extension of the Term (any such period, an “Extension Period”); provided, however, that if Recipient desires and Flex agrees (in a writing executed by an authorized representative of Flex) to continue to perform any of the Services after the end of the Term (and any applicable Extension Period), the parties shall negotiate in good faith to determine an amount that compensates Flex for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. Any Services so performed by Flex during any Extension Period shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon Extension Period.

Section 3.04 Terminated Services. Subject to Article IV, upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Flex shall have no further obligation to provide the applicable terminated Services and Recipient will have no obligation to pay any future compensation, Out-of-Pocket Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Recipient prior to such termination).

Section 3.05 Invoice Disputes. In the event of an Invoice dispute, Recipient shall deliver a written statement to Flex no later than ten (10) days after receipt of the applicable Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Recipient hereby acknowledges that Flex shall have a right under this Agreement to offset any amounts owed (or to become due and owing) to Flex from Recipient, whether under this Agreement, the Transaction Agreements or otherwise, against any other amount owed (or to become due and owing) by Flex to Recipient.

Section 3.06 Taxes. Recipient shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of Services by Flex.

ARTICLE IV

TERMINATION

Section 4.01 Termination of Agreement. This Agreement shall terminate in its entirety on the earliest to occur of (i) the date upon which Flex shall have no continuing obligation to perform any of the Services reflected in Exhibit A as a result of the end of each of the respective applicable periods reflected in such Exhibit; or (ii) termination of this Agreement as a whole pursuant to Section 4.02, Section 4.03, or Section 4.04 below (as applicable, the “TSA Termination Date”). The period beginning on the Effective Date and ending on the TSA Termination Date is referred to as the “Term” of this Agreement. In the event of any Extension Period (as defined in Section 3.03), the Term shall be extended for the duration of such Extension Period.

Section 4.02 Termination for Convenience. Recipient may terminate any Service upon thirty (30) days advance written notice to Flex. Upon the effective date of termination of any Service, Recipient shall have no further obligation to pay for such Service, provided that Recipient will pay for any third party service related to such Service that is not terminable within the thirty (30) day notice period and which Flex does not otherwise use for itself, its Affiliates or any third party, until the earlier of (i) the date such third party service may be terminated or (ii) the date originally specified in Exhibit A with respect to the Service.

Section 4.03 Breach. The non-breaching party may terminate this Agreement, in whole but not in part, at any time upon prior written notice to the breaching party if the breaching party has failed (other than pursuant to Section 4.06) to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of thirty (30) days after receipt by the breaching party of a written notice of such failure from the non-breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Recipient for a Service provided by Flex in accordance with this Agreement and not the subject of a good-faith dispute initiated in accordance with Section 3.05 shall be deemed a breach for purposes of this Section 3.03.

Section 4.04 Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 7.01. Such termination shall be effective upon receipt of such notice by the insolvent party.

Section 4.05 Effect of Termination. Upon termination of this Agreement in its entirety, all obligations of the parties hereto shall terminate, except for accrued rights to payment and the provisions of Section 2.05 (Management and Conflict Resolution), Section 3.04 (Terminated Services), Section 3.05 (Invoice Disputes), Section 3.06 (Taxes), Section 4.06 (Force Majeure), and Articles V (Indemnity; Limitation on Liability; Warranty Disclaimer) and VI (Miscellaneous) inclusive, each of which shall survive any termination or expiration of this Agreement.

Section 4.06 Force Majeure. The obligations of Flex under this Agreement with respect to any Service shall be suspended during the period and to the extent that Flex is prevented or materially hindered from providing such Service, or Recipient is prevented or materially hindered from receiving such Service, due to any of the following causes (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) governmental order or law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any governmental authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) epidemic or pandemic, or (xi) any event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Flex shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Recipient nor Flex shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

ARTICLE V

INDEMNITY; LIMITATION ON LIABILITY; DISCLAIMER

Section 5.01 Indemnity. Recipient agrees to defend, indemnify and hold Flex and its affiliates harmless from and against any and all losses, costs, fines, penalties, liabilities and expenses, including attorneys’ fees relating to, arising out of or resulting from third-party claims: (i) arising out of or resulting from Recipient’s gross negligence or willful misconduct in connection with its use of the Services, or (ii) relating to Nextracker Personal Data to the extent it is Processed by Flex in connection with the Services, solely to the extent such claim does not arise out of Service Provider’s (a) failure to take and maintain commercially reasonable security measures to protect against the unauthorized or unlawful Processing of such Nextracker Personal Data, (b) violation of applicable Law, or (c) gross negligence, willful misconduct or fraud; provided that Recipient is given prompt notice of any claim. Flex agrees to defend, indemnify, and hold Recipient and its affiliates harmless from and against any and all losses, costs, fines, penalties, liabilities and expenses, including attorneys’ fees relating to, arising out of or resulting from third-party claims arising out of or resulting from the gross negligence or willful misconduct of Flex or its Affiliates or any third party that provides a Service to Recipient pursuant to Section 2.03 in connection with the provision of, or failure to provide, any Services to Recipient.

Section 5.02 Limitation on Liability. Except with respect to either party’s indemnification obligations set forth in Section 5.01, a breach of a party’s confidentiality obligations set forth in Article 6, intentional breach of this Agreement, or a party’s gross negligence, willful misconduct or fraud, in no event shall either party have any liability under any provision of this Agreement for (i) any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, or (ii) any amounts in excess (in the aggregate) of (a) the amounts paid or payable to Flex by Recipient hereunder in the 12 months preceding such claim or (b) if no such amounts have been paid or is due, one hundred dollars ($100), in each case whether based on statute, contract, tort or otherwise.. Recipient acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 2.02, including the limitations on representations and warranties with respect to the Services.

Section 5.03 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 2.02, THE SERVICES AND ANYTHING PROVIDED BY FLEX PURSUANT TO THIS AGREEMENT ARE PROVIDED “AS-IS,” WITHOUT ANY WARRANTIES OF ANY KIND. FLEX (AND ITS AGENTS, AFFILIATES, LICENSORS AND SUPPLIERS) HEREBY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

Section 5.04 Risk Allocation. THE LIMITATIONS IN THIS ARTICLE IV REFLECT AN AGREED-UPON ALLOCATION OF RISK BETWEEN THE PARTIES IN CONNECTION WITH ENTERING INTO THE TRANSACTION AGREEMENTS, AND ARE A FUNDAMENTAL PART OF THE BASIS OF THE BARGAIN BETWEEN THEM.

ARTICLE VI

CONFIDENTIALITY

Section 6.01 General Standard. Each party shall (and shall cause its Affiliates to) keep confidential any Confidential Information of the other party or its Affiliates disclosed in connection with this Agreement, except as expressly agreed upon in writing by the other party. As used in this Agreement, “Confidential Information” means, with respect to a party, all confidential and proprietary information of such party, any of its Affiliates, or its or their Representatives that is provided to the other party, any of its Affiliates, or its or their Representatives pursuant to this Agreement; provided that Confidential Information shall not include information that (i) is or becomes part of the public domain through no breach of this Agreement by the recipient party or any of its Affiliates or its or their respective Representatives; (ii) was independently developed following the Effective Date by employees or agents of the recipient Party, any of its Affiliates, or its or their respective Representatives who have not accessed or otherwise received the applicable information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the recipient party or any of its Affiliates; or (iii) becomes available to the recipient party or any of its Affiliates following the Effective Date on a non-confidential basis from a third party who is not known by such party or its Affiliate to be bound directly or indirectly by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party of any of its Affiliates. “Representatives” means, when used with respect to any party, such party’s directors, officers, employees, agents, accountants, attorneys, consultants and other advisors and representatives.

Section 6.02 Exceptions The confidentiality obligations in Section 6.01 shall not apply to information which any party or its Affiliate can demonstrate is required to be disclosed by applicable law or the rules of any stock exchange or any Governmental Authority provided that in this event the party which is obliged to disclose shall to the extent permitted by applicable law use its commercially reasonable efforts to consult with the other party in advance as to the form, content and timing of such disclosure.

Section 6.03 Permitted Disclosures Each of the parties undertakes that it (and its respective Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and the confidentiality obligations related thereto. Each party shall, and shall cause its Affiliates and its and their Representatives not to use or permit the use of, any Confidential Information of the other party, except in furtherance of the exercise of such party’s (or its Affiliates or its or their Representative’s) rights and the performance of such party’s (or its Affiliate’s or its or their Representative’s) obligations under this Agreement.

Section 6.04 Obligations upon Expiration or Termination of the Agreement. If this Agreement terminates or expires, except as and solely to the extent required to remain in compliance with applicable law, each party shall (and shall cause its Affiliates and its and their Representatives to) as soon as practicable on request by the other party: (i) return to the other party all written documents and other materials relating to this Agreement (including any Confidential Information) which the other party (or its Affiliates or its or their Representatives) has provided to it, its Affiliates or its or their Representatives, or which has been provided on the other party’s (or its Affiliates’ or its or their Representatives’) behalf, without keeping any copies of them; (ii) destroy all information or other documents derived from the other party’s or its Affiliates’ or its or their Representatives’ Confidential Information; and (iii) so far as it is practicable to do so, expunge the other party’s Confidential Information from any of its computers, servers, and other information technology devices and systems.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

(a)	Flextronics International USA, Inc.

c/o Flex Ltd.

6201 America Center Dr

San Jose, CA 95002

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304

Attention: Sharon R. Flanagan

                 Samir A. Gandhi

E-mail:     sflanagan@sidley.com

                 sgandhi@sidley.com

(b)	if to Recipient:

Léah Schlesinger

6200 Paseo Padre Pkwy

Fremont, CA 94555

E-mail: lschlesinger@nextracker.com

Attention: General Counsel

Section 7.02 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.04 Entire Agreement. This Agreement, including Exhibit A, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Transaction Agreements as they relate to the Services hereunder, the provisions of the Transaction Agreements shall control. In the event and to the extent that there is a conflict between the provisions of the body of this Agreement and the provisions of Exhibit A, the provisions of Exhibit A shall control.

Section 7.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, Flex shall, at the written request of Recipient, assign this Agreement to a successor of all or substantially all of the business or assets to which this Agreement relates (and Flex shall provide Recipient with at least 30 days advance notice of any such sale). No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.06 Relationship of the Parties. Each party acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Flex as an independent contractor. In all matters relating to this Agreement, each party will be solely responsible for the acts of its employees and agents, and employees or agents of one party shall not be considered employees or agents of the other party. Except as otherwise provided herein, no party will have any right, power or authority to create any obligation, express or implied, on behalf of any other party nor shall either party act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the parties or persons referred to herein and each party shall be responsible only for its respective obligations as set forth in this Agreement.

Section 7.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement. Notwithstanding the foregoing, the Series A Members (as defined in the LLCA) are express third party beneficiaries of this Agreement and shall, when acting with Series A Majority Approval (as defined in the LLCA), have the right to enforce the terms of this Agreement on behalf of the Recipient for so long as Series A Preferred Units (as defined in the LLCA) remain issued and outstanding.

Section 7.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.09 Governing Law; Submission to Jurisdiction.

(a) This Agreement. and all rights and remedies in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

(b) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY U.S. DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED, IN EACH CASE, IN WILMINGTON, DELAWARE, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE (AS DEFINED BELOW) OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEXTRACKER LLC

By:	/s/ Daniel Shugar
Name: Daniel Shugar
Title: Chief Executive Officer

FLEXTRONICS INTERNATIONAL USA, INC.

By:	/s/ Jason Spicer
Name: Jason Spicer
Title: President and Assistant Secretary

[Signature Page to Transition Services Agreement]

EXHIBIT A

SERVICES SCHEDULE